DMC GLOBAL INC. CLAWBACK POLICY

Introduction

The Board of Directors (the “Board”) of DMC Global Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's pay-for-performance compensation philosophy. In accordance with Section 10D of the Securities Exchange Act, as amended (the “Exchange Act”), Rule 10D-1 promulgated thereunder (“Rule 10D-1”), and applicable listing rules of the Nasdaq Stock Market (the “Nasdaq Listing Rules”), the Board has amended the Company’s Clawback Policy (the “Policy”), in order to provide for the recovery of certain executive compensation in the event of an Accounting Restatement (as defined below).

Administration

This Policy shall be administered by the Compensation Committee of the Board. Any determinations made by the Compensation Committee shall be final and binding on all affected individuals.

Covered Executives

This policy applies to the Company’s current and former executive officers (“Covered Executives”), as determined by the Committee in accordance with the definition of executive officer set forth in Rule 10D-1 and the Nasdaq Listing Rules. All Covered Executives serving as a current executive officer while this Policy is in effect shall consent to be subject to this Policy, as amended, by signing the Clawback Policy Acknowledgement attached hereto as Exhibit A.

Definitions

A.Accounting Restatement means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirements under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

A.Erroneously Awarded Compensation is the amount of the Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts, computed without regard to taxes paid.

A.Financial Reporting Measures means any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Financial Reporting Measures include, but are not limited to, the following:

a.Company stock price;
b.Total shareholder return;
c.Revenues;
d.Net income;
e.Earnings before interest, taxes, depreciation, and amortization;
f.SG&A/SG&A percentage;
g.Funds from operations;
h.Liquidity measures such as working capital or operating cash flow;
i.Return measures such as return on invested capital or return on assets; and/or
j.Earnings measures such as earnings per share.

A.Incentive-Based Compensation means any compensation that is granted, earned or vested based wholly or in part on the attainment of a Financial Reporting Measure. Incentive- Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. Incentive-Based Compensation includes, but is not limited to, the following:

a.Annual bonuses and other short- and long-term cash incentives;
b.Stock options;
c.Stock appreciation rights;
d.Restricted stock;
e.Restricted stock units;
f.Performance stock units;
g.Performance shares; and/or
h.Any other equity incentive award granted by the Company.

Determination and Recovery of Erroneously Awarded Compensation

In the event the Company is required to prepare an Accounting Restatement, the Compensation Committee shall determine the amount of any Erroneously Awarded Compensation received by the Covered Executives during the period to which the Accounting Restatement applies (up to a maximum of the three most recently completed fiscal years prior to the date on which the Company is required to prepare an Accounting Restatement). The Company shall, except as otherwise set forth in this Policy, reasonably promptly recover any Erroneously Awarded Compensation received by any Covered Executive as determined by the Compensation Committee.

The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date on which the Board, a committee of the Board, or management, if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case, regardless of if or when the restated financials are filed.

If the Compensation Committee cannot determine the amount of Erroneously Awarded Compensation received by the Covered Executive directly from information in the Accounting Restatement, then it will make its determination based on a reasonable estimate of the effect of the Accounting Restatement. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (a) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received and
(b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

The Company shall recover any Erroneously Awarded Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Compensation Committee in accordance with Rule 10D-1 and the Nasdaq Listing Rules.

Method of Recovery

The Compensation Committee shall determine, in its sole discretion, the timing and method for promptly recovering the Erroneously Awarded Compensation, which may include, without limitation:

a.Requiring reimbursement of cash Incentive-Based Compensation previously paid;
b.Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
c.Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
d.Cancelling outstanding vested or unvested equity awards; and/or
e.Taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee.

Interpretation

The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy and for the Company’s compliance with Section 10D of the Exchange Act, Rule 10D-1, the Nasdaq Listing Rules and any other applicable law, regulation, rule or interpretation of the Securities and Exchange Commission or Nasdaq promulgated or issued in connection therewith.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation that is recovered pursuant to this Policy or any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation that is granted, paid or awarded to a Covered Executive from the application of this Policy or that waves the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

Effective Date

This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall only apply to Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date.

Amendment; Termination

The Board, upon the recommendation of the Compensation Committee, may amend this Policy from time to time or terminate this Policy as it deems necessary; provided however, that no amendment or termination of this Policy shall be effective if such amendment or termination would cause the Company to violate Rule 10D-1, the Nasdaq Listing Rules or any other applicable law, regulation or rule of the Securities and Exchange Commission or Nasdaq.

Other Recoupment Rights

The Board intends that this Policy shall be applied to the fullest extent of the law. The Compensation Committee may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Adopted: August 25, 2015; Amended August 28, 2019; Amended August 22, 2023

EXHIBIT A

CLAWBACK POLICY ACKNOWLEDGEMENT

This Clawback Policy Acknowledgement (this “Acknowledgement”) is executed as of this day of
, 20 , by the undersigned (the “Covered Executive”), an executive officer of DMC Global Inc. (the “Company”). Any capitalized terms not defined in this Acknowledgement shall have the definitions provided for such terms in the DMC Global Inc. Clawback Policy, as may be amended from time to time (the “Clawback Policy”).

The Covered Executive hereby acknowledges receipt of the Clawback Policy, a copy of which is attached hereto and incorporated herein by reference. The Covered Executive has read and understands the Clawback Policy and has had the opportunity to ask questions of the Company regarding the Clawback Policy. The Covered Executive agrees to abide by the terms of the Clawback Policy, both during after employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with the Clawback Policy. Any amendments to the Clawback Policy after the date hereof will be applicable to the Covered Executive. If the terms of this Acknowledgement and the Clawback Policy conflict, the terms of the Clawback Policy shall prevail.

IN WITNESS WHEREOF, the Covered Executive has executed this Acknowledgement effective as of the day and year first above written.

Signature:

Printed Name: